Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180907

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	9,775,000	$12.02	$117,495,500	$13,652.98

(1)	Includes Common Units issuable upon exercise of the underwriters’ option to purchase additional Common Units.
(2)	The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-180907 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated April 24, 2012)

NATURAL RESOURCE PARTNERS L.P.

8,500,000 Common Units

Representing Limited Partner Interests

We are selling 8,500,000 common units representing limited partner interests in Natural Resource Partners L.P., including approximately $12.5 million of our common units to Corbin J. Robertson, Jr., certain members of his family and his or their affiliated entities. Our common units are listed on the New York Stock Exchange (“NYSE”) under the symbol “NRP.” On October 6, 2014, the last reported sales price of our common units on the NYSE was $12.02 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” on page S-10 of this prospectus supplement and page 5 of the accompanying base prospectus.

	Per Common Unit	Total
Price to the public	$12.02	$102,170,000
Underwriting discounts and commissions(1)	$0.48	$3,580,832
Proceeds to Natural Resource Partners L.P. (before expenses)(1)	$11.54	$98,589,168

(1)	The underwriters will receive no discount or commission on the sale of any common units purchased by Corbin J. Robertson, Jr., members of his family or his or their affiliated entities.

We have granted the underwriters a 30-day option to purchase up to an additional 1,275,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 8,500,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about October 10, 2014.

Joint Book-Running Managers

Citigroup
Wells Fargo Securities
BofA Merrill Lynch
UBS Investment Bank

Co-Managers

Stifel	BB&T Capital Markets

The date of this prospectus supplement is October 6, 2014.

Prospectus Supplement

Prospectus

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in this prospectus supplement differs or varies from the information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement and the accompanying base prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the common units in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date. Our business, financial condition, results of operation and cash flow may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

None of Natural Resource Partners L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common units.

NON-GAAP FINANCIAL MEASURES

We refer to EBITDA in various places in this prospectus supplement. This is a supplemental financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

We define “EBITDA” as earnings before interest, taxes, depreciation, depletion and amortization and asset impairment, including interest, taxes, depreciation, depletion and amortization from OCI Wyoming LLC. “EBITDA,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax positions. EBITDA does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital and other commitments and obligations. Our management team believes EBITDA is useful in evaluating our financial performance because this measure is widely used by analysts and investors for comparative purposes. There are significant limitations to using EBITDA as a measure of performance, including

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the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDA reported by different companies.

This prospectus supplement contains information based upon a forward-looking estimate of EBITDA for the year ending December 31, 2014 and the year ending December 31, 2015. Estimates of GAAP net income are not provided because GAAP net income is not accessible on a forward looking basis because GAAP net income generated by VantaCore (as defined below) and the assets to be acquired in the Kaiser-Francis acquisition (as defined below) for the applicable periods are not accessible. We have not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. Accordingly, the amount of depreciation and amortization that will be included in the additional net income generated as a result of the Kaiser-Francis acquisition is not accessible or estimable at this time. The amount of such additional resulting depreciation and amortization and applicable interest and debt expense could be significant, such that the amount of additional net income from these acquisitions would vary substantially from the amount of projected EBITDA.

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SUMMARY

You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference herein to understand fully the terms of the common units, as well as the tax and other considerations that are important in making your investment decision.

For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise requires: “we,” “our” and “us” refer to Natural Resource Partners L.P. and, where the context requires, our subsidiaries. References to “NRP” and “Natural Resource Partners” refer to Natural Resource Partners L.P. only, and not to NRP (Operating) LLC or any of Natural Resource Partners L.P.’s subsidiaries. References to “Opco” refer to NRP (Operating) LLC and its subsidiaries. References to NRP Oil and Gas refer to NRP Oil and Gas LLC, a wholly owned subsidiary of NRP.

Natural Resource Partners L.P.

We engage principally in the business of owning, managing and leasing a diversified portfolio of mineral properties in the United States, including interests in coal, trona and soda ash, oil and gas, construction aggregates, frac sand and other natural resources.

Our coal reserves are located in the three major U.S. coal-producing regions: Appalachia, the Illinois Basin and the Western United States, as well as lignite reserves in the Gulf Coast region. As of December 31, 2013, we owned or controlled approximately 2.3 billion tons of proven and probable coal reserves. We do not operate any mines, but lease our reserves to experienced mine operators under long-term leases that grant the operators the right to mine and sell our reserves in exchange for royalty payments. We also own and manage infrastructure assets that generate additional revenues, particularly in the Illinois Basin.

We own various interests in oil and gas properties that are located in the Williston Basin, the Appalachian Basin, Louisiana and Oklahoma, and, as of December 31, 2013, we owned approximately 500 million tons of aggregate reserves located in a number of states across the country. We own a 49% interest in a trona ore mining operation and soda ash refinery in the Green River Basin, Wyoming. OCI Resources LP, our operating partner, mines the trona, processes it into soda ash, and distributes the soda ash both domestically and internationally into the glass and chemicals industries.

Recent Developments

Kaiser-Francis Acquisition

On October 5, 2014, we entered into a definitive agreement to acquire non-operated working interests in oil and gas assets located in the Bakken/Three Forks play from an affiliate of Kaiser-Francis Oil Company for $340 million in cash, subject to customary purchase price adjustments (the “Kaiser-Francis acquisition”). The assets include approximately 5,700 net acres in the Sanish Field in Mountrail County, North Dakota and include an estimated average working interest of 15% in approximately 196 wells that are producing or in various stages of development in addition to the opportunity to participate in future development locations. The assets are all held by production and are operated by Whiting Petroleum Corporation. For the first 20 days of September, 2014, the daily production from these assets averaged approximately 3,100 Boe/d.

As of October 1, 2014, the net proved reserves attributable to these assets were 8.2 MMBoe, 89% of which were proved developed and 90% of which were oil and NGLs. These reserve estimates were prepared by our internal reserve engineers in accordance with SEC rules relating to reporting of proved reserves using the unweighted arithmetic average first-day-of–the-month price for each month in the 12-month period ended

September 30, 2014. These reserve estimates are based in part on information currently available to us regarding the operator’s drilling schedule and development plans. The proved undeveloped reserves have been limited to those locations that the operator has indicated with reasonable certainty will be developed in the near term. We expect to be able to book additional proved undeveloped reserves attributable to these assets as we obtain more information as to the operator’s plans for the development of these assets.

The acquisition will have an effective date of October 1, 2014 and is expected to close in November 2014. We expect to fund the purchase price using the net proceeds from this offering, the net proceeds from our concurrent private placement of senior notes, and borrowings under NRP Oil and Gas’s revolving credit facility. Please read “—Concurrent Private Placement of Senior Notes.” In connection with the closing of the Kaiser-Francis acquisition, NRP Oil and Gas’s revolving credit facility will be amended and restated, and the borrowing base thereunder will be increased to $150 million.

VantaCore Acquisition

On October 1, 2014, we completed our acquisition (the “VantaCore acquisition”) of VantaCore Partners LP, (now VantaCore Partners LLC, “VantaCore”), a privately held limited partnership specializing in the construction materials industry, for $205 million in cash and common units, subject to customary post-closing purchase price adjustments. VantaCore was formed in 2006 to acquire profitable, well-managed and competitively advantaged mid-sized aggregates companies. To date, VantaCore has successfully integrated seven companies and has an experienced management team in place that we expect will facilitate future growth for our company, both organically and through additional acquisitions. Headquartered in Philadelphia, Pennsylvania, VantaCore operates three hard rock quarries, six sand and gravel plants, two asphalt plants and a marine terminal. VantaCore’s current operations are located in Pennsylvania, West Virginia, Tennessee, Kentucky and Louisiana. We internally estimate that VantaCore controlled approximately 295 million tons of aggregates reserves as of December 31, 2013.

In order to fund the VantaCore acquisition, we borrowed $169 million under Opco’s revolving credit facility and issued approximately 2.4 million common units to certain of the sellers, including Kayne Anderson Energy Development Company and Hartz Alternative Investments.

Concurrent Private Placement of Senior Notes

Concurrently with this offering, we have launched a private placement of $125 million aggregate principal amount of our 9.125% Senior Notes due 2018 (the “Additional 2018 Senior Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States pursuant to Regulation S under the Securities Act. The net proceeds of our concurrent private placement of the Additional 2018 Senior Notes will be used to fund a portion of the purchase price of the Kaiser-Francis acquisition. Our concurrent private placement of the Additional 2018 Senior Notes is being made by a separate offering memorandum and is not part of the offering to which this prospectus supplement relates. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. We cannot give any assurance that the senior notes offering will be completed. The foregoing description and any other information regarding the concurrent senior notes offering is included herein solely for informational purposes and does not purport to be complete. Please see “Use of Proceeds” and “Capitalization.”

Our Diversification Efforts

As a result of our effort to diversify our business, we expect the relative EBITDA contributions from our aggregates and industrial minerals business and our oil and gas business will grow from approximately 3% each in the year ended December 31, 2012 to approximately 24% and 13%, respectively, of our forecasted EBITDA for the year ending December 31, 2014. The following charts depict the relative EBITDA contributions from our major coal producing regions, our aggregates and industrial minerals business and our oil and gas business for the year ended December 31, 2012 and the relative EBITDA contributions forecasted for the year ending December 31, 2014.

(1)	Forecasted EBITDA for the year ending December 31, 2014 includes EBITDA from VantaCore after its closing date and from the assets to be acquired in the Kaiser-Francis acquisition after the expected closing date. Does not include EBITDA from the assets to be acquired in the Kaiser-Francis acquisition from the effective date of October 1, 2014 through the expected closing date. Revenues and expenses relating to the Kaiser-Francis assets incurred between October 1, 2014 and the closing date will be reflected as an adjustment to the purchase price for the acquisition.

Glossary:

Steam. Steam coal

Met. Metallurgical coal

ILB. Illinois Basin

App. Appalachian Basin

We estimate our aggregates and industrial minerals business and our oil and gas business to each contribute roughly 25% of our forecasted EBITDA in 2015, with the remaining 50% contributed by our coal business.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Our Business Strategies

We manage our business to generate cash flow. In order to maintain and enhance our ability to generate cash flow, our primary business strategies are to:

•

Continue to diversify our business.    Since January 1, 2013, we have invested or committed to invest over $900 million in non-coal related assets, including our interest in trona mining and soda ash production operations, the VantaCore acquisition, and three separate acquisitions of non-operated working interests in producing oil and gas properties in the Bakken/Three Forks play in the Williston Basin of North Dakota and Montana, including the Kaiser-Francis acquisition. We intend to continue to pursue natural resource acquisitions that will further diversify our business.

•

Maintain disciplined financial and acquisition strategy.    Our strategy is to generate and grow our cash flow by managing our business in a conservative manner and pursuing prudent, accretive acquisitions that will benefit our company over the long term. We intend to reduce our leverage over time and maintain sufficient liquidity to execute our acquisition strategy. We have no maintenance capital expenditure requirements associated with our minerals and royalty business, which is primarily comprised of coal mineral rights. Additionally, with respect to our non-operated working interests in oil and gas assets, we are able to control the timing and amount of capital expenditures related to the development of those assets through our ability to elect to not consent to individual well proposals.

•

Develop new opportunities through existing business relationships.    We have excellent relationships with our business partners, and we intend to leverage these relationships to develop new business opportunities. Through our partnership with OCI Resources LP in the trona mining and soda ash production business, we intend to pursue additional soda ash or other industrial minerals acquisitions. The VantaCore acquisition provides us a platform to expand our construction aggregates business both organically and through additional acquisitions leveraging VantaCore’s well-managed operations and attractive geographic footprint. The Kaiser-Francis acquisition will allow us to participate in new wells with Whiting Petroleum Corporation, an experienced operator in the Williston Basin. In addition, through our close relationship with Chris Cline and Foresight Energy LP, we expect to be able to expand our Illinois Basin coal business through both reserves and infrastructure opportunities.

•

Maximize revenues from existing properties.    In our coal and aggregates royalty businesses, we work proactively with our lessees to increase production and revenues from our properties. We provide technical knowledge of the reserves, including information about title and geology, and also review mine plans to ensure efficient recovery of reserves. In addition, we regularly visit mines to ensure that lessees are complying with the lease terms and approved mine plans, and we audit our lessees to verify the amount and accuracy of monthly royalty payments.

Our Competitive Strengths

We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•

Diverse and strategically located natural resource assets that provide cash flow stability through market cycles.    Our ownership of increasingly diverse interests in aggregates, industrial minerals, oil and gas, and coal gives us a wide array of assets in the natural resources sector. These assets are also spread across different regions with strategic access to transportation infrastructure and multiple end markets and are operated by a varied group of experienced industry producers. Through our diversification efforts, we benefit from increasingly stable cash flow through different commodity market cycles.

•

Our coal revenues are generated primarily by Illinois Basin reserves and infrastructure, as well as metallurgical coal.    More than half of our thermal coal related revenues are derived from the low cost Illinois Basin, which is well-positioned to continue to grow and benefit from the structural transformation in the coal industry. In addition our metallurgical coal holdings have continued to produce revenues for us through a difficult market and provide the potential for upside should the historically cyclical metallurgical coal markets rebound.

•

Unique royalty structure in coal and aggregates businesses generates high cash flow margins.    Our long-term coal and aggregates leases generally provide for royalty rates equal to the higher of a percentage of the gross sales price or a fixed price per ton of coal or aggregates mined, subject to a minimum monthly, quarterly or annual payment. In addition, we own mineral and overriding royalty interests in some of our oil and gas properties that entitle us to a portion of the revenue generated from production exclusive of the costs of drilling and operating wells. As a result, we do not incur significant ongoing capital expenditures, operating expenses or liabilities associated with these coal, aggregates and oil and gas properties. Our royalty-based assets contributed significantly to what we believe are high cash flow margins relative to other master limited partnerships.

•

Financial flexibility to pursue acquisitions.    The oil and gas, construction aggregates, industrial minerals, infrastructure and coal businesses are highly fragmented and characterized by numerous small entities that present potentially attractive acquisition opportunities. We believe our cash from operations, our revolving credit facilities and our ability to access the capital markets provide us with sufficient liquidity to execute our business strategy of pursuing prudent, accretive acquisitions.

•

Experienced, knowledgeable management team.    Our management team has a successful record of managing, leasing and acquiring natural resource properties. Our management team has significant experience in the mining industry, and has demonstrated skill and experience in identifying, negotiating and integrating acquisitions. The addition of the VantaCore management team will enhance our client relationships and expand upon our operational expertise in the construction aggregates area.

Principal Executive Offices

Our principal executive office is located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 and our phone number is (713) 751-7507. Our website is located at http://www.nrplp.com. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

Ownership of Natural Resource Partners L.P.

The diagram below depicts our organization and ownership prior to this offering.

(1)	Includes common units held by officers, directors and affiliates.
(2)	Interest in OCI Wyoming LLC is 49%.

THE OFFERING

Issuer	Natural Resource Partners L.P.

Common Units Offered	8,500,000 common units, or 9,775,000 common units if the underwriters exercise their option to purchase additional common units in full.

Common Units Outstanding After This Offering	122,108,742 common units (123,383,742 common units if the underwriters exercise their option to purchase additional common units in full).

Use of Proceeds	We will receive net proceeds from this offering of approximately $98.3 million, or approximately $113.0 million if the underwriters’ option to purchase additional common units is exercised in full (in each case after deducting underwriting discounts and estimated offering expenses payable by us), plus a related capital contribution of approximately $2.1 million by our general partner to maintain its 2.0% general partner interest in us, or approximately $2.4 million if the underwriters’ option to purchase additional common units is exercised in full.

We intend to use the net proceeds from this offering, together with the amounts to be contributed by our general partner to maintain its 2.0% general partner interest, to fund a portion of the purchase price of the Kaiser-Francis acquisition. We expect to fund the remainder of the purchase price of the Kaiser-Francis acquisition with the net proceeds from our concurrent private placement of senior notes and borrowings under the NRP Oil and Gas revolving credit facility. If we do not close the Kaiser-Francis acquisition, we expect to use the net proceeds of this offering for general partnership purposes, including repayment of indebtedness. Please read “Use of Proceeds” in this prospectus supplement for more information.

Exchange Listing	Our common units are listed on the NYSE under the symbol “NRP.”

Cash Distributions	Our partnership agreement requires that we distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define it in our partnership agreement.

We pay distributions approximately 45 days after March 31, June 30, September 30 and December 31 to the unitholders of record on the applicable record date. On August 14, 2014, we paid a quarterly distribution for the quarter ended June 30, 2014 of $0.35 per unit, or $1.40 per unit on an annualized basis. We expect that the first distribution payable to the holders on the applicable record date of the common units offered hereby will be paid in November 2014.

Estimated ratio of taxable income to distributions	We estimate that if you purchase common units in this offering and own them through the record date for the distributions for the period ending December 31, 2016, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be approximately 80% of the amount of cash distributed to you with respect to that period. Because royalties from coal leases are generally treated as long-term capital gain under current law, a substantial portion of the income that will be allocated to you is expected to be long-term capital gain. Long-term capital gain is currently taxed at a significantly lower maximum federal income tax rate (currently 20%) than ordinary income (currently 39.6%). If you are an individual taxable at the maximum rate on ordinary income, the estimated effect of this lower capital gains rate will be to produce an after-tax return to you that is the same as if the amount of federal taxable income allocated to you for that period were less than 55% of the cash distributed to you for that period. Please read “Material U.S. Federal Income Tax Consequences” in this prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Risk Factors	Investing in our common units involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, any subsequent quarterly reports on Form 10-Q and any subsequent current reports on Form 8-K and other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus before deciding to invest in our common units.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “project,” “will” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Natural Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions.

Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

There are also significant risks and uncertainties relating to our ownership of VantaCore and VantaCore’s performance over the short and long terms. The assumptions on which our estimates of future results of VantaCore have been based, which include prices and demand for VantaCore’s products, production levels, economic and market conditions, and reserves and other geologic conditions, may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition. In addition, there are significant risks and uncertainties relating to our proposed acquisition of the Kaiser-Francis assets described herein and the performance of those assets over the short and long terms. The assumptions on which our estimates of future results of those assets have been based, which include prices and demand for oil and gas, production levels, the pace of development of the assets by the operator thereof, capital and operating expenditures, reserve estimates, and geology of oil and natural gas deposits, may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, subsequent current reports on Form 8-K and the risk factors set forth below, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Our reserve estimates depend on many assumptions that may be inaccurate, which could materially adversely affect the quantities and value of our reserves.

Coal, aggregates and oil and natural gas reserve engineering requires subjective estimates of underground accumulations of coal, aggregates and oil and natural gas and assumptions and are by nature imprecise. Our reserve estimates may vary substantially from the actual amounts of coal, aggregates and oil and natural gas recovered our reserves. There are numerous uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Estimates of reserves necessarily depend upon a number of variables and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

•	future prices, operating costs, capital expenditures, severance and excise taxes, and development and reclamation costs;

•	production levels;

•	future technology improvements;

•	the effects of regulation by governmental agencies; and

•	geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experiences in areas where our lessees currently mine.

Actual quantities of reserves, production, revenue and expenditures with respect to our reserves will likely vary from estimates, and these variations may be material. As a result, you should not place undue reliance on our reserve data.

The Kaiser-Francis acquisition may not be consummated and our diligence of the Kaiser-Francis assets has been limited to date; as a result of such limited diligence, the assumptions on which our estimates of future results of the Kaiser-Francis assets have been based may prove to be incorrect in a number of material ways, resulting in us not realizing the expected benefits of the Kaiser-Francis acquisition.

The Kaiser-Francis acquisition is expected to close in November 2014 and is subject to closing conditions. If these conditions are not satisfied or waived, the Kaiser-Francis acquisition will not be consummated. If the closing of the Kaiser-Francis acquisition is substantially delayed or does not occur at all, we may not realize the anticipated benefits of the Kaiser-Francis acquisition fully or at all. Additionally, our diligence of the Kaiser-Francis assets has been limited to date. As a result, the assumptions on which our estimates of future results of the Kaiser-Francis assets have been based may prove to be incorrect in a number of material ways, resulting in us not realizing our expected benefits of the Kaiser-Francis acquisition, including anticipated increased cash flow.

USE OF PROCEEDS

We expect to use the net proceeds from this offering of approximately $100.4 million, including our general partner’s proportionate capital contribution of approximately $2.1 million to maintain its 2% general partner interest in us and after deducting underwriting discounts and commissions and estimated offering expenses, to fund a portion of the purchase price of the Kaiser-Francis acquisition. We expect to fund the remainder of the purchase price of the Kaiser-Francis acquisition with the net proceeds from our concurrent private placement of senior notes and borrowings under the NRP Oil and Gas revolving credit facility. If we do not close the Kaiser-Francis acquisition, we expect to use the net proceeds of this offering for general partnership purposes, including repayment of indebtedness. The underwriters will receive no discount or commission on the sale of any common units in this offering purchased by Corbin J. Robertson, Jr., members of his family or his or their affiliated entities. If the underwriters exercise their option to purchase additional common units in full, we expect to receive additional net proceeds of approximately $15.0 million, including our general partner’s proportionate capital contribution of approximately $0.3 million. We intend to use any additional net proceeds from the exercise of the underwriters’ option to purchase additional common units to fund a portion of the purchase price of the Kaiser-Francis acquisition.

The completion of this offering is not conditioned upon the completion of the concurrent private placement of senior notes or vice versa. We expect to close the Kaiser-Francis acquisition after the closing of this offering and our concurrent private placement of the Additional 2018 Senior Notes, assuming that all other conditions to closing the Kaiser-Francis acquisition have been satisfied. Please read “Summary—Recent Developments—Kaiser-Francis Acquisition” and “—Concurrent Private Placement of Senior Notes.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•

the VantaCore acquisition that closed on October 1, 2014 including, the issuance of 2.4 million common units to certain of the sellers, the proportionate capital contribution by our general partner to maintain its 2% general partner interest, and the borrowing of $169.0 million under Opco’s revolving credit facility to fund the remaining portion of the purchase price; and

•	the repayment of $8.0 million of indebtedness under Opco’s revolving credit facility and approximately $7.7 million of principal under Opco’s 5.05% senior notes due 2020 during the third quarter.

•	on an as adjusted basis to reflect:

•	the consummation of the sale of the common units in this offering and our general partner’s proportionate capital contribution to maintain its 2% general partner interest;

•	the sale of $125 million principal amount of additional 9.125% Senior Notes due 2018 in the concurrent private placement;

•	the expected borrowing of $115 million under NRP Oil and Gas’s revolving credit facility to fund a portion of the purchase price of the Kaiser-Francis acquisition; and

•

the use of the net proceeds of this offering, the offering of additional 9.125% Senior Notes due 2018 and borrowings under NRP Oil and Gas’s revolving credit facility to fund the purchase price of the Kaiser-Francis acquisition.

This table is derived from, and should be read together with, the consolidated financial statements and the accompanying notes incorporated by reference herein. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference herein and “Use of Proceeds” included elsewhere in this prospectus.

	As of June 30, 2014
	Actual	Pro Forma	As Adjusted
	(in thousands)
Cash and cash equivalents	$70,013	$52,313	$52,313

Debt:
NRP Debt:
9.125% Senior Notes due 2018(1)	297,468	297,468	422,468
Opco Debt:
Revolving credit facility	$15,000	$176,000	$176,000
Term loan facility due 2016	99,000	99,000	99,000
4.91% Senior Notes due 2018	18,467	18,467	18,467
8.38% Senior Notes due 2019	107,143	107,143	107,143
5.05% Senior Notes due 2020	53,846	46,154	46,154
5.31% Utility local improvement obligation due 2021	1,346	1,346	1,346
5.55% Senior Notes due 2023	24,300	24,300	24,300
4.73% Senior Notes due 2023	75,000	75,000	75,000
5.82% Senior Notes due 2024	150,000	150,000	150,000
8.92% Senior Notes due 2024	45,454	45,454	45,454
5.03% Senior Notes due 2026	175,000	175,000	175,000
5.18% Senior Notes due 2026	50,000	50,000	50,000
NRP Oil and Gas Debt:
Revolving credit facility	2,000	2,000	117,000

Total debt	$1,114,024	$1,267,332	$1,507,332

Partners’ capital:
Common units	609,001	640,597	738,886
General partner’s interest	10,124	10,769	12,854
Non-controlling interest	(650)	(650)	(650)
Accumulated other comprehensive loss	(642)	(642)	(642)

Total partners’ capital	$617,833	$650,074	750,448

Total capitalization	$1,731,857	$1,917,406	$2,257,780

(1)	Actual and pro forma amounts reflect $300.0 million principal amount, net of issue discount.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our units, please read the risk factors included under the caption “Tax Risks to Common Unitholders” in our most recent Annual Report on Form 10-K, and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, as well as the other information contained in or incorporated by reference herein and therein. You are urged to consult with, and depend upon, your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Tax Consequences of Unit Ownership

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2016, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be approximately 80% of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Because royalties from coal leases are generally treated as long-term capital gain under current law, a substantial portion of the income that will be allocated to you is expected to be long-term capital gain. Long-term capital gain is currently taxable at a significantly lower maximum federal income tax rate (currently 20%) than ordinary income (currently 39.6%). If you are an individual taxable at the maximum rate on ordinary income, the estimated effect of this lower capital gains rate will be to produce an after-tax return to you that is the same as if the amount of federal income allocated to you for that period were less than 55% of the cash distributed to you for that period. These estimates are based upon assumptions regarding our business operations, including assumptions with respect to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we have adopted with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates.

The actual ratio of allocable taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all common units, yet we only distribute the minimum quarterly distribution on all common units;

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering;

•	The operators of our oil and gas interests drill fewer well locations than anticipated or we participate in fewer drilling and completion activities than contemplated; or

•

legislation is passed in response to President Obama’s Budget Proposal for Fiscal Year 2015 that would limit or repeal (i) long-term capital gains treatment for royalties from coal leases or (ii) certain deductions, such as intangible drilling costs, available to oil and gas exploration and production companies.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and (subject to certain exceptions) 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts applies. For these purposes, net investment income includes a unitholder’s allocable share of our income and gain, as well as any income or realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest U.S. federal income tax bracket applicable to an estate or trust begins.

Alternative Minimum Tax

If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder’s distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $182,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult their tax advisors as to the impact of an investment in the units on their liability for the alternative minimum tax.

Oil and Natural Gas Taxation

Depletion Deductions

Subject to the limitations on deductibility of losses discussed in the base prospectus under “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses,” common unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and natural gas interests. Although the Internal Revenue Code of 1986 (the “Code”) requires each common unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for federal income tax purposes. Each common unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Common unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (a) dividing the common unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral common units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (b) multiplying the result by the number of mineral common units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the common unitholder of some or all of its common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the common unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “Recent Legislative Developments” below. We encourage each prospective common unitholder to consult its tax advisor to determine whether percentage depletion would be available to it.

Deductions for Intangible Drilling and Development Costs

We will elect to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil or natural gas. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the common unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” in the accompanying base prospectus.

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “Recent Legislative Developments” below.

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed in the base prospectus and the limitations discussed below, common unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (1) our qualified production activities income that is allocated to such common unitholder or (2) the common unitholder’s taxable income, but not to exceed 50% of such common unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each common unitholder will aggregate its share of the qualified production activities income allocated to it from us with the common unitholder’s qualified production activities income from other sources. Each common unitholder must take into account its distributive share of the expenses allocated to it from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the common unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses” in the accompanying base prospectus.

The amount of a common unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder’s allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder’s ability to claim the Section 199 deduction may be limited.

A common unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (1) the oil related qualified production activities income of the taxpayer for the taxable year, (2) the qualified production activities income of the taxpayer for the taxable year, or (3) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. We expect that most or all of our qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to common unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the common unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “Recent Legislative Developments” below. Each prospective common unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to it.

Lease Acquisition Costs

The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “—Depletion Deductions” above.

Geophysical Costs

The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies. Moreover, the 24-month period may be similarly extended for all taxpayers if recently proposed tax (or similar) legislation is enacted. For a discussion of such legislative proposals, please read “Recent Legislative Developments” below.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments

Legislation Affecting the Tax Treatment of Publicly Traded Partnerships

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. While these specific proposals would not appear to affect for our treatment as a partnership for U.S. federal income tax purposes, we are unable to predict whether any of these changes or other proposals will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

The 2015 Budget Proposal

The Obama Administration’s budget proposal for fiscal year 2015 include proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these proposals will be introduced into law and, if so, how soon any resulting changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to our common unitholders and negatively impact the value of an investment in our units.

UNDERWRITING

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters and as joint book-running managers of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a current report on Form 8-K relating to this offering, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name below.

Underwriters	Number of common units
Citigroup Global Markets Inc.	2,125,000
Wells Fargo Securities, LLC	2,125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,615,000
UBS Securities LLC	1,615,000
Stifel, Nicolaus & Company, Incorporated	595,000
BB&T Capital Markets, a division of BB&T Securities, LLC	425,000

Total	8,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $0.288 per common unit. Additionally, Corbin J. Robertson, Jr., certain members of his family and his or their affiliated entities, will purchase approximately $12.5 million of our common units in this offering directly from the underwriters at a price equal to the public offering price. If all of the common units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,275,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

We, our general partner, certain affiliates of our general partner, certain officers and directors of our managing general partner and certain other holders of our common units named in the underwriting agreement have agreed not to directly or indirectly sell, offer to sell, grant any option for the sale of or otherwise dispose of or hedge any common units or any securities convertible into or exercisable or exchangeable for common units, other than pursuant to employee benefit plans, including our general partner’s long-term incentive plan, for a period of 45 days from the date of this prospectus supplement, without the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC. The foregoing will also not restrict the ability of such persons to transfer common units to affiliates of our general partner provided that such affiliates agree to be bound by the foregoing restrictions and will not restrict our ability to sell common units under our at-the-market equity program after the earlier of the exercise in full of the underwriters’ option to purchase additional units or the expiration of that option. These agreements do not apply to bona fide gifts, sales or other dispositions of common units made exclusively between the parties to the lock-up letter agreements and their family members or affiliates, provided that certain conditions are met. Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, in their sole discretion, may release any of the common units subject to these lock-up agreements at any time without notice.

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC have informed us that they have no present intent or arrangement to release any of the common units subject to the lock-up agreements. The release of common units subject to any of the lock-up agreements is considered on a case by case basis. Factors in deciding whether to release these common units may include the length of time before the particular lock-up expires, the number of common units involved, historical trading volumes of our common units and whether the person seeking the release is an officer, director or affiliate of us or our general partner.

Our common units are listed on the New York Stock Exchange under the symbol “NRP.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriters will receive no underwriting discount or commission on the sale of any common units to Corbin J. Robertson, Jr., certain members of his family or his or their affiliated entities.

	No exercise	Full exercise
Per common unit	$0.48	$0.48
Total	$3,580,832	$4,192,832

We estimate that our total expenses of this offering, excluding underwriting discounts, will be $300,000.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase common units in the open market or must exercise the option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase any common units. The underwriters are not responsible for information contained in web sites that they do not maintain.

Conflicts of Interest

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

We, GP Natural Resource Partners LLC, our general partner and our operating company have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

European Economic Area

This prospectus has been prepared on the basis that the transactions contemplated by this prospectus in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) (other than Germany) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of the securities which are the subject of the transactions contemplated by this prospectus, may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any of the underwriters have authorized, nor do they authorize, the making of any offer of securities or any invitation relating thereto in circumstances in which an obligation arises for us or any of the underwriters to publish a prospectus for such offer or invitation.

In relation to each Relevant Member State, other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer to the public of the securities subject to this supplement has been or will be made in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive (“Qualified Investors”);

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than Qualified Investors), as permitted under the Prospectus Directive subject to obtaining our prior consent for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer or invitation shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be further defined in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The distribution of our common units in Switzerland will be exclusively made to, and directed at, regulated qualified investors (“Regulated Qualified Investors”), as defined in Article 10(3)(a) and (b) of the Swiss Collective Investment Schemes Act of 23 June 2006, as amended (“CISA”). Accordingly, we have not, and will not be, registered with the Swiss Financial Market Supervisory Authority (“FINMA”) and no Swiss representative or paying agent has been or will be appointed for us in Switzerland. This prospectus and/or any other offering materials relating to our common units may be made available in Switzerland solely to Regulated Qualified Investors.

Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Asset Investment Act (Vermögensanlagengesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 2 no. 4 of the German Asset Investment Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong

Our common units may not be offered or sold in Hong Kong by means of this prospectus or any other document other than to (a) professional investors as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in this prospectus being deemed to be a “prospectus,” as defined in the Companies Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (“CO”), or which do not constitute an offer to the public within the meaning of the CO or the SFO; and no person has issued or had in possession for the purposes of issue, or will issue or has in possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common units which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common units which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors as defined in the SFO.

LEGAL MATTERS

The validity of the common units offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas and Washington, D.C.

EXPERTS

The consolidated financial statements of Natural Resource Partners L.P. appearing in Natural Resource Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Natural Resource Partners L.P.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.nrplp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding those furnished to the SEC on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, are incorporated by reference in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed on May 7, 2014 and our quarterly report on Form 10-Q for the quarter ended June 30, 2014, filed on August 8, 2014;

•	our current reports on Form 8-K filed June 2, 2014, July 3, 2014, August 8, 2014, August 20, 2014, October 2, 2014 and October 6, 2014; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K, or corresponding in formation furnished under Item 9.01 or included as an exhibit).

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Natural Resource Partners L.P.

601 Jefferson Street, Suite 3600

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 751-7507

Prospectus

NATURAL RESOURCE PARTNERS L.P.

NRP (OPERATING) LLC

Common Units

Debt Securities

We or selling unitholders may, in one or more offerings, offer and sell common units representing limited partner interests in Natural Resource Partners L.P.

We, together with NRP (Operating) LLC, may offer and sell debt securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We or one or more of our subsidiaries may unconditionally guarantee any series of debt securities offered by this prospectus, if so and to the extent identified in the related prospectus supplement.

We or selling unitholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities and the general manner in which we or selling unitholders will offer the securities. The specific terms of any securities we or selling unitholders offer will be included in a supplement to this prospectus. We or selling unitholders will sell the securities on a firm commitment basis. The names of any underwriters and the specific terms of a plan of distribution will be stated in a supplement to this prospectus. Selling unitholders that are affiliates of Natural Resource Partners L.P. may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. We will not receive any of the proceeds from the sale of common units by selling unitholders.

Investing in our common units and the debt securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors incorporated by reference into this prospectus before you make an investment in our securities.

Our common units are traded on the New York Stock Exchange under the symbol “NRP.” We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2012.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we or selling unitholders may sell, in one or more offerings, common units of Natural Resource Partners L.P. or we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Natural Resource Partners L.P. and the securities. Each time we or selling unitholders sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision. As used in this prospectus, “we,” “us,” “our” and “Natural Resource Partners” mean Natural Resource Partners L.P. and, where the context requires, our operating company, NRP (Operating) LLC, and its subsidiaries.

NATURAL RESOURCE PARTNERS L.P.

Natural Resource Partners L.P. is a limited partnership formed in April 2002, and we completed our initial public offering in October 2002. We engage principally in the business of owning, managing and leasing mineral properties in the United States. We own coal reserves in the three major U.S. coal-producing regions: Appalachia, the Illinois Basin and the Western United States, as well as lignite reserves in the Gulf Coast region. As of December 31, 2011, we owned or controlled approximately 2.3 billion tons of proven and probable coal reserves, and we also owned approximately 380 million tons of aggregate reserves in a number of states across the country. We do not operate any mines, but lease our reserves to experienced mine operators under long-term leases that grant the operators the right to mine and sell our reserves in exchange for royalty payments. Our lessees are generally required to make payments to us based on the higher of a percentage of the gross sales price or a fixed price per ton, in addition to minimum payments.

In 2011, our lessees produced 49.2 million tons of coal from our properties and our coal royalty revenues were $279.2 million. Processing fees and transportation fees added $30.2 million to our total revenues. In addition, we received $14.0 million in oil and gas royalties, and our lessees produced 5.9 million tons of aggregates resulting in aggregate royalties of $6.7 million.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our subsidiaries through a wholly owned operating company, NRP (Operating) LLC. NRP (GP) LP, our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, GP Natural Resource Partners LLC, conducts its business and operations, and the board of directors and officers of GP Natural Resource Partners LLC makes decisions on our behalf. Robertson Coal Management LLC, a limited liability company wholly owned by Corbin J. Robertson, Jr., owns all of the membership interest in GP Natural Resource Partners LLC. Subject to the Investor Rights Agreement with Adena Minerals, LLC, Mr. Robertson is entitled to nominate nine directors, five of whom must be independent directors, to the board of directors of GP Natural Resource Partners LLC. Mr. Robertson has delegated the right to nominate two of the directors, one of whom must be independent, to Adena Minerals.

The senior executives and other officers who manage NRP are employees of Western Pocahontas Properties Limited Partnership and Quintana Minerals Corporation, companies controlled by Mr. Robertson, and they allocate varying percentages of their time to managing our operations. Neither our general partner, GP Natural Resource Partners LLC, nor any of their affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to be reimbursed for all direct and indirect expenses incurred on our behalf.

Our operations headquarters is located at 5260 Irwin Road, Huntington, West Virginia 25705 and the telephone number is (304) 522-5757. Our principal executive office is located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 and our phone number is (713) 751-7507.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

THE GUARANTORS

NRP (Operating) LLC, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC, Independence Land, LLC, Deepwater Transportation LLC, Rivervista Mining, LLC, BRP LLC and CoVal Leasing Company, LLC are our subsidiaries as of the date of this prospectus. We own 100% of the membership interests in NRP (Operating) LLC. NRP (Operating) LLC owns 100% of the membership interests in WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC, Independence Land, LLC, Deepwater Transportation LLC and Rivervista Mining, LLC. NRP (Operating) LLC owns 51% of the membership interests in BRP LLC and BRP LLC owns 100% of the membership interests in CoVal Leasing Company, LLC. Natural Resource Partners, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC, Independence Land, LLC, Deepwater Transportation LLC, Rivervista Mining, LLC, BRP LLC and CoVal Leasing Company, LLC may unconditionally guarantee any series of debt securities of NRP (Operating) LLC offered by this prospectus, as set forth in a related prospectus supplement. Subject to any restrictions in our credit agreement or other indebtedness agreements, NRP (Operating) LLC, WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC, Independence Land, LLC, Deepwater Transportation LLC, Rivervista Mining, LLC, BRP LLC and CoVal Leasing Company, LLC may unconditionally guarantee any series of debt securities of Natural Resource Partners offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “Subsidiary Guarantors” means WPP LLC, WBRD LLC, ACIN LLC, Williamson Transport LLC, Little River Transport LLC, Hod LLC, Shepard Boone Coal Company LLC, Gatling Mineral, LLC, Independence Land, LLC, Deepwater Transportation LLC, Rivervista Mining, LLC, BRP LLC and CoVal Leasing Company, LLC and also includes NRP (Operating) LLC when discussing subsidiary guarantees of the debt securities of Natural Resource Partners. The term “Guarantor” means Natural Resource Partners in its role as guarantor of the debt securities of NRP (Operating) LLC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements. These statements use forward-looking words such as “may,” “will,” “anticipate,” “believe,” “expect,” “project” or other similar words. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition or state other “forward-looking” information.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These statements reflect Natural Resource Partners’ current views with respect to future events and are subject to various risks, uncertainties and assumptions.

Many of such factors are beyond our ability to control or predict. Please read “Risk Factors” for a better understanding of the various risks and uncertainties that could affect our business and impact the forward-looking statements made in this prospectus. Readers are cautioned not to put undue reliance on forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

Forward-looking statements contained in this prospectus and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities for general partnership purposes, which may include repayment of indebtedness, the acquisition of businesses, other capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

We will not receive any of the proceeds from the sale of common units by selling unitholders.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2011		2010	2009	2008	2007
Ratio of earnings to fixed charges	3.12	(1)	5.71	4.84	6.95	4.57

(1)	the pre-tax income for 2011 includes asset impairment charges of $161.3 million. Excluding the impairment charges, the ratio for 2011 would have been 6.40.

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF OUR COMMON UNITS

The common units represent limited partner interests in Natural Resource Partners that entitle the holders to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to partnership distributions, see “Cash Distributions” in this prospectus.

Our outstanding common units are listed on the New York Stock Exchange under the symbol “NRP.”

The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Status as Limited Partner or Assignee

Except as described under “The Partnership Agreement—Limited Liability,” the common units will be fully paid, and the unitholders will not be required to make additional capital contributions to us.

Transfer of Common Units

Each purchaser of common units offered by this prospectus must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that he has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in the partnership agreement; and

•	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in our partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please see “Cash Distributions”;

•	with regard to the transfer of common units, please see “Description of our Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please see “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was formed on April 9, 2002 and will remain in existence until dissolved in accordance with our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to serving as a member of the operating company and engaging in any business activities that may be engaged in by the operating company or its subsidiaries or that are approved by our general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

•	its operations as conducted immediately before our initial public offering;

•

any other activity approved by our general partner but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; and

•	any activity that enhances the operations of an activity that is described in either of the preceding two clauses.

Notwithstanding the foregoing, our general partner does not have the authority to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and the operating company or its subsidiaries to engage in activities other than the ownership of coal and mineral reserves and the leasing of those reserves to mine operators in exchange for royalties from the sale of coal or other minerals mined from our reserves, our general partner has no current plans to do so. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner (and, if appointed, a liquidator), a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, and in accordance with, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Participation in the Control of Our Partnership. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law to the same extent as the general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we have found no precedent for this type of a claim in Delaware case law.

Unlawful Partnership Distributions. Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business. Our subsidiaries currently conduct business in a number of states. Maintenance of limited liability for Natural Resource Partners, as the sole member of the operating company, may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our member interest in the operating company or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the unitholder vote specified below:

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Amendment of the limited liability company agreement and other action taken by us as sole member of the operating company	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read “—Action Relating to Operating Company.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority.

Withdrawal of the general partner	The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to September 30, 2012 to prevent the withdrawal from being deemed a breach of our partnership agreement. Please read “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	The general partner may transfer its general partner interest without a vote of our unitholders to an affiliate (other than an individual) or in connection with the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to another person (other than an individual). The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2012. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in the general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”

Matters requiring the approval of a “unit majority” require the approval of a majority of the common units.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion;

•	change the duration of our partnership;

•	provide that we are not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of a unit majority.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting together as a single class (including units owned by the general partner and its affiliates).

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that, in the sole discretion of our general partner, is necessary or advisable for us to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of our general partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	a merger, conversion or conveyance effected in accordance with the partnership agreement; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

•	do not adversely affect the limited partners (including any particular class of limited partners as compared to other classes of limited partners) in any material respect;

•

are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the best interests of us and our limited partners;

•	are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in our partnership.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to Operating Company

Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of the operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

Our general partner is generally prohibited, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided that our general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the partnership agreement are satisfied, our general partner may merge our partnership or any of its subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of a unit majority;

•	the sale, exchange or other disposition of all or substantially all of the assets and properties of our partnership and the subsidiaries;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, a unit majority may also elect, within specific time limitations, to reconstitute our partnership and continue its business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as general partner of our partnership prior to September 30, 2012 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2012, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interests in our partnership without the approval of the unitholders. See “—Transfer of General Partner Interest.”

Upon the withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of Natural Resource Partners and to appoint a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if NRP (GP) LP is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

the general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the above-described options are not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to September 30, 2012 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters. Our general partner and its affiliates may at any time, however, transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the partners of our general partner may sell or transfer all or part of their partnership interests in our general partner without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove NRP (GP) LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for those interests.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a person or group who acquires the units with the prior approval of the board of directors, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. See “—Meetings; Voting.” Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See “Description of our Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem, upon 30 days’ advance notice, the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of any of our subsidiaries, a general partner or any departing general partner or any affiliate of any of our subsidiaries, a general partner or any departing general partner; or

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other necessary appropriate expenses allocable to us or otherwise reasonably incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated our general partner by its affiliates. The general partner is entitled to determine expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Books and Records

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year. We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information.

Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for sale under the Securities Act of 1933 and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We have also agreed to include any partnership securities held by our general partner or its affiliates in any registration statement that we file to offer partnership securities for cash, except an offering relating solely to an employee benefit plan, for the same period. Other than with respect to the registration of common units owned by Adena Minerals, LLC, we are obligated to pay all expenses incidental to the registration of common units for sale, excluding underwriting discounts and commissions.

CASH DISTRIBUTIONS

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, we will distribute all available cash pro rata to our general partner and our unitholders of record on the applicable record date.

Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustment for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any gain to the partners in the following manner:

•	First, to our general partner in the amount of certain prior loss allocations to the general partner; and

•	Second, to our general partner and our unitholders, pro rata.

Manner of Adjustment for Loss. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any loss to the partners in the following manner:

•

First, to our general partner and our unitholders in proportion to the positive balance in their capital accounts until the capital accounts of the general partner and the common unitholders have been reduced to zero; and

•	Second, to our general partner.

Adjustments to Capital Accounts Upon the Issuance of Additional Units. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or distributions of property or upon liquidation in a manner which results, to the extent possible, in the capital account balance of the general partner equaling the amount which would have been in its capital account if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities may be issued by Natural Resource Partners or NRP (Operating) LLC. Natural Resource Partners will issue debt securities under an indenture, among it, as issuer, any Subsidiary Guarantors and a trustee that we will name in the related prospectus supplement. NRP (Operating) LLC will issue debt securities under a separate indenture among itself, as issuer, the Guarantor, if any, any Subsidiary Guarantors and a trustee that we will name in the related prospectus supplement. Any Guarantor or Subsidiary Guarantors will also be parties to the indentures. The term “Trustee” as used in this prospectus refers to the trustee under either of the above indentures. References in this prospectus to an “Indenture” refer to the particular indenture under which Natural Resource Partners or NRP (Operating) LLC issues a series of debt securities. The debt securities will be governed by the provisions of the related Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of Indentures filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities.

General

Any series of debt securities:

•	will be issued only in fully registered form;

•	will be general obligations of the related issuer;

•	will be general obligations of Natural Resource Partners if it guarantees debt securities issued by NRP (Operating) LLC; and

•	will be general obligations of the Subsidiary Guarantors if they guarantee debt securities issued by Natural Resource Partners or NRP (Operating) LLC;

The Indenture does not limit the total amount of debt securities that may be issued. Debt securities under the Indenture may be issued from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of the general partner and accompanying officers’ certificate relating to any series of debt securities that Natural Resource Partners or NRP (Operating) LLC offers, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right the issuer may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate the issuer to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by either the Guarantor or the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

Interest payments on debt securities in certificated form may be made by check mailed to the registered holders or, if so stated in the applicable prospectus supplement, at the option of a holder, by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, debt securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or other governmental charge.

Any funds paid to the Trustee or any paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to the issuer, and the holders of the debt securities must look only to the issuer for payment after that time.

Guarantees

Natural Resource Partners may fully, irrevocably and unconditionally guarantee on an unsecured basis any series of debt securities of NRP (Operating) LLC. If a series of debt securities is so guaranteed, Natural Resource Partners will execute a notation of guarantee as further evidence of its guarantee. As used in this prospectus, the term “Guarantor” means Natural Resource Partners in its role as guarantor of the debt securities of NRP (Operating) LLC.

The payment obligations of Natural Resource Partners or NRP (Operating) LLC under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors, subject to any restrictions in our credit agreement or other indebtedness agreements. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the guarantor; and

•	any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of the guarantor under its guarantee.

The guarantee of any guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a guarantor will be unconditionally released and discharged from the guarantee:

•

in the case of a Subsidiary Guarantor, automatically upon any sale, exchange or transfer, to any person that is not an affiliate of the issuer, of all of the issuer’s direct or indirect limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically if the issuer exercises either its legal defeasance option or its covenant defeasance option as described below under “Defeasance”;

•	automatically upon the merger of the guarantor into the issuer or any other guarantor or the liquidation and dissolution of the guarantor; or

•

in the case of a Subsidiary Guarantor, following delivery of a written notice by the issuer to the Trustee, upon the release or discharge of all guarantees by the Subsidiary Guarantor of any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release or discharge as a result of payment of such guarantees.

The guarantee described in the fourth bullet point above is subject to restoration if the Subsidiary Guarantor again guarantees any debt of the issuer for borrowed money (or a guarantee of such debt), except for any series of debt securities.

Covenants

The Indenture contains the following covenants for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, Natural Resource Partners will:

•

for as long as it is required to file information with the SEC pursuant to the Securities Exchange Act of 1934 or the “Exchange Act,” file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•

if it is not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•

if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other financial reports sent to unitholders generally.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by the issuer or, if the series of debt securities is guaranteed by a guarantor, the guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture with respect to that series or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of the issuer or, if the series of debt securities is guaranteed, any of the guarantors; or

•	if the series of debt securities is guaranteed by the Guarantor or the Subsidiary Guarantors:

•	any of the guarantees ceases to be in full force and effect, except as otherwise provided in the Indenture.

•	any of the guarantees is declared null and void in a judicial proceeding; or

•	the Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify the issuer and, if the series of debt securities is guaranteed by the Guarantor and/or the Subsidiary Guarantors, the Guarantor and/or the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that has become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest on its own debt securities when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, the issuer is required to give written notice to the Trustee and indicate the status of the default and what action it is taking or propose to take to cure the default. In addition, the issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that it has complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

Within 90 days after the occurrence of any default known to it, the Trustee must mail to each holder a notice of the default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

The issuer may amend the Indenture without the consent of any holder of debt securities to, among other things:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor of its obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon the issuer, the Guarantor or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of the debt securities of any new series.

In addition, the issuer may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. The issuer may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	except as provided in the Indenture, release the Guarantor or a Subsidiary Guarantor or modify the Guarantor’s or such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders becomes effective, the issuer is required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by the issuer, the Guarantor or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case the issuer has irrevocably deposited with the Trustee as trust funds cash, certain U.S. government obligations or a combination thereof, in such amounts as will be sufficient, to pay the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date.

(b) the issuer has paid or caused to be paid all other sums payable by it under the Indenture with respect to the debt securities of that series; and

(c) the issuer has delivered to the Trustee an accountants’ certificate as to the sufficiency of the trust funds, without reinvestment, to pay the entire indebtedness of such debt securities at maturity.

Defeasance

At any time, the issuer may terminate, with respect to debt securities of a particular series, all its obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If the issuer decides to make a legal defeasance, however, the issuer may not terminate its obligations specified in the Indenture, including those:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

At any time the issuer may also effect a “covenant defeasance,” which means it has elected to terminate its obligations under:

•

covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement, and any Event of Default resulting from a failure to observe such covenants;

•	the bankruptcy provisions described under “—Events of Default” above with respect to the Guarantor or the Subsidiary Guarantors, if any; and

•	the guarantee provisions described under “—Events of Default” above with respect to a series of debt securities.

The legal defeasance option may be exercised notwithstanding a prior exercise of the covenant defeasance option. If the legal defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If the covenant defeasance option is exercised, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Guarantor or a Subsidiary Guarantor (if any)) or sixth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement. If the issuer exercises either its legal defeasance option or its covenant defeasance option, any guarantee will terminate with respect to that series of debt securities.

In order to exercise either defeasance option, the issuer must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no bankruptcy or default with respect to the issuer has occurred and is continuing 91 days after the deposit in trust; and

•

deliver to the Trustee of an opinion of counsel to the effect that holders of the defeased series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law.

No Personal Liability of General Partner

GP Natural Resource Partners LLC and its directors, officers, employees, incorporators and members, as such, will not be liable for:

•

any of the obligations of Natural Resource Partners or NRP (Operating) LLC or the obligations of the Guarantor or the Subsidiary Guarantors under the debt securities, the Indenture or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of the issuer or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of the issuer.

Book Entry, Delivery and Form

A series of debt securities may be issued in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If a series of debt securities is issued in book-entry form, one or more global certificates will be issued and deposited with or on behalf of DTC and physical certificates will not be issued to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., NYSE Alternext US LLC and the Financial Industry Regulatory Authority, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

Principal, premium, if any, and interest payments due on the global securities will be wired to DTC’s nominee. The issuer, any guarantor, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, the issuer, any guarantor, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, the issuer or any guarantor.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies the issuer that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the issuer within 90 days; or

•	the issuer determines (subject to DTC’s rules) not to require all of the debt securities of a series to be represented by a global security and notifies the Trustee of the decision.

The Trustee

A separate trustee may be appointed for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Limitations on Trustee if it is a Creditor

The Indenture will limit the right of the Trustee, if it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to be Furnished to Trustee

The Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the Indenture, every application by the issuer for action by the Trustee must be accompanied by a certificate of certain of the officers of GP Natural Resource Partners LLC or NRP (Operating) LLC and an opinion of counsel (who may be the issuer’s counsel) stating that, in the opinion of the signers, all covenants or conditions precedent to such action have been complied with by the issuer.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective common unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective common unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to “we” or “us” are references to the partnership and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our common unitholders. Furthermore, this section focuses on common unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other common unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each common unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each common unitholder to consult such unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described in this section. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our common unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a common unitholder whose units are loaned to a short seller to cover a short sale of units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if no cash distributions are made to the common unitholder. Distributions by us to a common unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a common unitholder exceeds the unitholder’s adjusted tax basis in its units.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) income and gains derived from the marketing, transportation and storage of natural resources, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that approximately 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our partnership or limited liability company subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a) Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b) For each taxable year, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributing that stock to our common unitholders in liquidation of their units. This deemed contribution and liquidation generally will not result in the recognition of taxable income by our common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to common unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a common unitholder would be treated as (i) taxable dividend income to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the common unitholder’s tax basis in our units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who have become limited partners of Natural Resource Partners L.P. will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Natural Resource Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

For a discussion related to the risks of losing partner status as a result of short sales, please read “—Treatment of Short Sales.” Common unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A common unitholder’s tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the common unitholder’s share of our income and any increases in such unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner, including our general partner, bears the economic risk of loss), and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

Treatment of Distributions

Distributions made by us to a common unitholder generally will not be taxable to the common unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the common unitholder’s tax basis in its units, in which case the common unitholder will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a common unitholder’s share of our nonrecourse liabilities will be treated as a distribution by us of cash to that common unitholder. A decrease in a common unitholder’s percentage interest in us because of our issuance of additional units will decrease the common unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a common unitholder’s share of our nonrecourse liabilities generally will be based upon that common unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the common unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a common unitholder to recognize ordinary income, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the common unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the common unitholder’s realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

The deduction by a common unitholder of its share of our losses will be limited to the lesser of (i) the common unitholder’s tax basis in its units, and (ii) in the case of a common unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation’s stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the common unitholder is considered to be “at risk” with respect to our activities. In general, a common unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the common unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the common unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another common unitholder or can look only to the units for repayment.

A common unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a common unitholder’s share of nonrecourse liabilities) cause the common unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the common unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a common unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future. Passive losses that are not deductible because they exceed a common unitholder’s share of income we generate may be deducted in full when he disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a common unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A common unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former common unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant common unitholder. Where the relevant common unitholder’s identity cannot be determined, we are authorized to treat the payment as a distribution to all current common unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a common unitholder, in which event the common unitholder may be entitled to claim a refund of the overpayment amount. Common unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among our common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). In addition, items of recapture income will be specially allocated to the extent possible to the common unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other common unitholders.

An allocation of items of our income, gain, loss or deduction, generally must have “substantial economic effect” as determined under Treasury Regulations. If an allocation does not have substantial economic effect, it will be reallocated to our common unitholders the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

•	our partners’ relative contributions to us;

•	the interests of all of our partners in our profits and losses;

•	the interest of all of our partners in our cash flow; and

•	the rights of all of our partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will have substantial economic effect.

Treatment of Short Sales

A common unitholder whose units are loaned to a “short seller” to cover a short sale of units may be treated as having disposed of those units. If so, such common unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the common unitholder, and (ii) any cash distributions received by the common unitholder as to those units would be fully taxable, possibly as ordinary income.

Due to lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a common unitholder whose units are loaned to a short seller to cover a short sale of our units. Common unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Treatment of Liquidation and Termination

In general, if we liquidate or terminate the Partnership and sell all of the partnership’s assets, any gain or loss recognized upon such sale generally will be allocated among our common unitholders in the manner described under “—Allocation of Income, Gain, Loss and Deduction”. Please read “—Treatment of Distributions” for a discussion of the termination of any distributions that may result from a liquidation of the partnership. For a general discussion of the events and circumstances of a liquidation and termination of the Partnership, please read “The Partnership Agreement—Dissolution” and “The Partnership Agreement—Liquidation and Distribution of Proceeds.”

Alternative Minimum Tax

If a common unitholder is subject to federal alternative minimum tax, such tax will apply to such common unitholder’s distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective common unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35% and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a common unitholder’s allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder’s net investment income from all investments, or (ii) the amount by which the common unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if the common unitholder is married and filing separately) or $200,000 (in any other case).

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a common unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all common unitholders (“common basis”) and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of common unitholders purchasing units from us and common unitholders purchasing from other common unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read “—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a common unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a common unitholder’s basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any common unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the calendar year as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a common unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Coal Income. Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please see “— Sales of Coal Reserves.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “— Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury Regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please see “— Sales of Coal Reserves.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please see “— Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please see “— Tax Consequences of Unit Ownership —Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Sales of Coal Reserves. If any coal reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves sold are held by us:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves for the purposes of generating cash flow from coal royalties and achieving long-term capital appreciation. Although our general partner may consider strategic sales of coal reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a “dealer” in coal reserves.

If we are not a dealer with respect to our coal reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to our coal reserves and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by common unitholders could change, and common unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Recent Legislative Developments

The White House recently released President Obama’s budget proposal for the Fiscal Year 2013 (the “Budget Proposal”). Among the changes recommended in the Budget Proposal is the elimination of certain key U.S. federal income tax preferences relating to coal exploration and development. The Budget Proposal would (i) eliminate current deductions and 60-month amortization for exploration and development costs relating to coal and other hard mineral fossil fuels; (ii) repeal the percentage depletion allowance with respect to coal properties; (iii) repeal capital gains treatment of coal and lignite royalties; and (iv) exclude from the definition of domestic production gross receipts all gross receipts derived from the sale, exchange, or other disposition of coal, other hard mineral fossil fuels, or primary products thereof. The passage of any legislation as a result of the Budget Proposal or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available to us, and any such change could increase the taxable income allocation to our unitholders and negatively impact the value of an investment in our units.

Disposition of Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the common unitholder’s amount realized and tax basis for the units sold. A common unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a common unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a common unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A common unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A common unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee common unitholders. Nonetheless, the safe harbor in the proposed regulations differs slightly from the proration method we have adopted because the safe harbor would allocate tax items among the months based upon the relative number of days in each month, and could require certain tax items which our general partner may not consider extraordinary to be allocated to the month in which such items actually occur. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor common unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the common unitholder’s interest, our taxable income or losses might be reallocated among the common unitholders. We are authorized to revise our method of allocation between transferee and transferor common unitholders, as well as among common unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A common unitholder who sells or purchases any units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

If necessary to preserve the uniformity of our units, our partnership agreement permits our general partner to take positions in filing our tax returns even when contrary to a literal application of regulations like the one described above. These positions may include reducing for some common unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some common unitholders than that to which they would otherwise be entitled. The general partner does not anticipate needing to take such positions, but if they were necessary, Vinson & Elkins L.L.P. would be unable to opine as to validity of such filing positions in the absence of direct and controlling authority.

A common unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the common unitholder’s basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective common unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt common unitholder.

Non-resident aliens and non-U.S. corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. common unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. common unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” which is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the non-U.S. corporate common unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. common unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. common unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. common unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that common unitholder’s gain would be effectively connected with that common unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. common unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such common unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. common unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each common unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our common unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

Neither we, nor Vinson & Elkins L.L.P. can assure prospective common unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each common unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a common unitholder’s return could result in adjustments not related to our returns as well as those related to its returns.

Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against common unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that common unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of common unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a common unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority”; or

(2) as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of common unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the relevant facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for common unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit common unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly our common unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our common unitholders’ tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our common unitholders may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, common unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the common unitholder is a resident. We currently conduct business or own property in a number of states in the United States. Most of these states impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in other states in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective common unitholder should consider their potential impact on its investment in us.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective common unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each common unitholder to file all tax returns that may be required of it.

Tax Consequences of Debt Ownership of Securities

A description of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of any series of debt securities will be set forth on the prospectus supplement relating to the offering of such debt securities.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

INVESTMENT IN NATURAL RESOURCE PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans, certain Keogh plans, certain simplified employee pension plans, and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment is permitted under the terms of the applicable documents governing the plan;

•	whether the investment will constitute a “prohibited transaction” under Section 406 of ERISA and Section 4975 of the Internal Revenue Code (see below);

•

whether in making the investment, that plan will be considered to hold as plan assets (1) only the investment in our partnership units or (2) an undivided interest in our underlying assets (see below); and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please see “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs and certain other types of accounts that are not considered part of an ERISA employee benefit plan, from engaging in specified “prohibited transactions” involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would become an ERISA fiduciary of the investing plan and that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the Department of Labor regulations), and are either registered under certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b) the entity is an “operating company,” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by a plan of any equity interest in the entity, less than 25% of the value of each class of equity interest (disregarding interests held by our general partner, its affiliates, and some other persons) is held by the employee benefit plans referred to above, IRAs and certain other plans and accounts not subject to ERISA (including governmental plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in the entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that any investment in us by an employee benefit plan will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other ERISA violations.

SELLING UNITHOLDERS

We are registering for resale an indeterminate number of our common units held by certain of our unitholders to be named in a prospectus supplement.

The prospectus supplement for any offering of our common units by a selling unitholder hereunder will include, among other things, the following information:

•	the name of each selling unitholder;

•	the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of common units held by each selling unitholder prior to the offering;

•	the number of common units to be offered for each selling unitholder’s account; and

•	the number and (if one percent or more) the percentage of common units held by each of the selling unitholders after the offering.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Natural Resource Partners L.P. appearing in Natural Resource Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Natural Resource Partners L.P.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.nrplp.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012;

•

our current reports on Form 8-K, filed February 6, 2012, February 15, 2012, March 7, 2012, and March 30, 2012 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K);

•	the description of our common units in our registration statement on Form 8-A (File No. 001-31465) filed pursuant to the Securities Exchange Act of 1934 on September 27, 2002; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Natural Resource Partners L.P.

601 Jefferson Street, Suite 3600

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 751-7507

NATURAL RESOURCE PARTNERS L.P.

Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

October 6, 2014

Citigroup

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UBS Investment Bank

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